Exhibit 99.1

Tuesday, May 24, 2011

Advant-e Corporation Announces Record Date

and Payment Date for Special Cash Dividend

First of two separate cash dividend payments of $.01 per share will be paid on

June 21, 2011 to shareholders of record as of June 5, 2011

DAYTON, Ohio, May 24, 2011 — Advant-e Corporation (OTC Bulletin Board: ADVC), a provider of Internet-based Electronic Data Interchange and electronic document management software and services today announced the payment date and record date of the first of two installments of its previously declared cash dividend. On May 12, 2011, the Company announced a special cash dividend in the form of two separate payments of $.01 per share each by no later than June 30, 2011 and December 31, 2011. The first dividend payment of $.01 per share will be paid on June 21, 2011 to shareholders of record as of June 5, 2011. Jason K. Wadzinski, Chairman, Chief Executive Officer, and President, remarked, “As with the previous special cash dividends we have paid, this cash dividend is intended to reward our shareholders and allow them to take advantage of current favorable Federal income tax treatment for dividends. Our cash balance and historically strong cash flow provide us with the opportunity and the financial resources to pay this dividend consistent with our growth initiatives.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.